EXHIBIT 10.37

Amendment to License Agreement

Effective April 15, 2008, Superlattice Power, Inc. (“Superlattice”) entered into a License Agreement (the “License Agreement”) with Li-ion Motors Corp. (formerly EV Innovations, Inc., “Li-ion”), providing for Li-ion Motors Corp.’s license to Superlattice of Li-ion’s patent applications and technologies for rechargeable lithium-ion batteries for hybrid vehicles and other applications (“Licensed Products”).

 Under the License Agreement, Li-ion has the right to purchase its requirements of lithium ion batteries from Superlattice and Li-ion’s requirements of lithium ion batteries shall be supplied in preference to, and on a priority basis as compared with, supply and delivery arrangements in effect for our other customers. Li-ion’s cost for lithium ion batteries purchased from Superlattice is the actual manufacturing costs for such batteries for the fiscal quarter in which Li-ion’s purchase takes place.

The parties hereby confirm and agree that the above referenced License Agreement does not limit Li-ion from granting additional licenses for Licensed Products to other companies in other countries of the world. Li-ion will not grant other license agreements to any companies other than Superlattice for commercial exploitation within the United States of America and its territories and possessions.

Dated this 25th day of May 2010.

SUPERLATTICE POWER, INC.	LI-ION MOTORS CORP.

/s/ Ayaz Kassam	/s/ Stacey Fling

By:	By:

Ayaz Kassam	Stacey Fling

President	President

Superlattice Power, Inc.	Li-ion Motors, Corp.